                                  EXHIBIT 4.2

                               ADAC LABORATORIES

               AMENDMENTS TO DIRECTORS' STOCK OPTION PLAN (1987)


         The Directors' Stock Option Plan (1987) (the "Plan") of ADAC Laboratories, a California Corporation (the "Company"), is hereby amended in the following respects:

         1.      ANNUAL OPTION GRANTS.

                 Section 6 is deleted in its entirety and the following is substituted in its place:

                 "6.      ANNUAL OPTION GRANTS.

                          The number of Shares to be optioned to each non-employee director shall be fixed at 20,000 Option Shares during each fiscal year of the Company. Options to purchase 20,000 Option Shares shall be granted to each eligible non-employee director on the date of his becoming a director of the Company and annually thereafter on March 15 of each year (or the next business day if a weekend or holiday). The initial annual grant shall be made on the date of approval of the Plan by the shareholders of the Company. Each option shall be for a term of five (5) years from the date of grant and shall vest and become exercisable fifty percent (50%) upon the first anniversary of the date of grant and become fully exercisable upon the second anniversary of the date of grant. An option agreement, signed by an officer of the Company, shall be issued to each person to whom an option is granted."

         2.      NON-TRANSFERABILITY OF OPTIONS.

                 Section 9 is deleted in its entirety and the following is substituted in its place:

                 "9.      NON-TRANSFERABILITY OF OPTIONS.

                          (a) Options shall not be transferrable by the holder thereof otherwise than (i) by will, (ii) pursuant to the laws of descent and distribution or (iii) if then permitted by Rule 16b-3, promulgated under the Securities Exchange Act of 1934, as amended, pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or by Title I of the Employee Retirement Income Security Act (ERISA), or the rules thereunder; provided, however, that an Option holder may designate a beneficiary who, upon Option holder's death, may exercise the Option to the extent permitted in Section 10 of the Plan.

ADAC Laboratories
Amendments to Directors' Stock Option Plan (1987)


                          (b) Subject to early acceleration as provided herein, at least six months must elapse from the date of the grant of the Directors' Options to the date of disposition of the Directors' Option (other than upon exercise or conversion) or the shares subject to such Directors' Option."

         3.      AMENDMENT AND TERMINATION OF THE PLAN.

                 A new subsection 14(e) is added as follows:

                          "(e)    Notwithstanding anything in the Plan to the
         contrary, the terms and conditions of this Plan shall not be amended more than once every six months other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Securities Act, or the rules thereunder."

         4.      EFFECTIVE DATE.*

                 In all other respects, and except as expressly provided herein, the Plan is hereby confirmed. These amendments to the Plan, as set forth herein, have been approved by the Board of Directors on February 20, 1992, and are effective on and as of such date. Shareholder approval of these amendments is not required in reliance on Securities Exchange Act Release No. 34-28869 (footnote 244), as such amendments are designed to conform the Plan with the new requirements of Rule 16b-3.



                                              BY ORDER OF THE BOARD OF DIRECTORS



                                               By /s/ Stanley D. Czerwinski
                                                  ------------------------------
                                                  Stanley D. Czerwinski




*Adopted prior to 1-for-3 reverse stock split.





                                       2